Exhibit 10.16

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2007, by and among Barrington Traverse City LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Option Holder”), Tucker Broadcasting of Traverse City, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Company”), and Tucker Media and Management Consulting L.L.C., a Delaware limited liability company (together with its successors and permitted assigns, “Grantor”).

WITNESSETH

WHEREAS, Option Holder is a party to that certain Asset Purchase Agreement (the “Station Purchase Agreement”), dated as of the date hereof, by and among Max Media of Traverse City LLC, MTC License LLC (collectively, “Sellers”) and Option Holder, pursuant to which Option Holder has agreed to purchase certain assets of the Sellers related to the television broadcast stations WGTU, channel 29, Traverse City, Michigan (“WGTU”) and WGTQ, channel 8, Sault Ste. Marie, Michigan (“WGTQ” and together with WGTU, the “Stations”) each serving the Traverse City/Cadillac, Michigan market;

WHEREAS, Grantor owns 100% of the issued and outstanding common stock, par value $0.01 per share (the “Common Stock”), of the Company;

WHEREAS, Option Holder and the Company are parties to that certain Assignment and Assumption Agreement (the “Assignment Agreement”), dated as of the date hereof, pursuant to which Option Holder has assigned certain of its rights under the Station Purchase Agreement to the Company, including the right to purchase the Purchased Assets (as such term is defined in the Station Purchase Agreement);

WHEREAS, effective upon the closing of the transactions contemplated by the Station Purchase Agreement (the “Station Closing”), Grantor and the Company desire to grant Option Holder an option to purchase, at Option Holder’s election, (i) all of the Common Stock of the Company or (ii) all of the Company’s assets relating to the Stations, including the Purchased Assets, in either case on the terms and conditions set forth herein; and

WHEREAS, Option Holder desires to acquire from Grantor and the Company an option to purchase, at Option Holder’s election, (i) all of the Common Stock of the Company or (ii) all of the Company’s assets relating to the Stations, including the Purchased Assets, in either case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound, agree as follows:

1.             Option Grant. Grantor hereby gives, grants, transfers and conveys to Option Holder, and its successors and assigns, the sole and exclusive right, privilege and option to purchase (the “Option”), on the terms and conditions hereinafter set forth and effective as of the Station Closing, at Option Holder’s election, (i) all of the Common Stock of the Company now held or hereinafter acquired by Grantor (collectively, the “Subject Shares”), or (ii) all of the tangible and intangible personal property, licenses, authorizations and leases, contracts and agreements, owned or held by Grantor or the Company or in which Grantor or the Company holds an interest, relating to the operation of the Stations, including the property described below (and collectively referred to as the “Assets”):

(a)           All of the Purchased Assets;

(b)           All of the licenses, construction permits and other authorizations issued by the FCC for the operation of the Stations, including any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Option Closing (collectively, the “FCC Licenses”);

(c)           All other licenses, permits, construction permits, approvals, concessions, franchises, certificates, consents, qualifications, registrations, privileges and other authorizations and other rights, from any governmental authority to Grantor or the Company used in connection with the Stations, including any renewals, extensions or modifications thereof and additions thereto between the Station Closing and the Option Closing (collectively, the “Permits”);

(d)           All of the tangible personal property owned by Grantor or the Company as of the Station Closing or thereafter acquired by Grantor or the Company and used or useful in the operation of the Stations;

(e)           All of the intangible personal property owned by Grantor or the Company relating to or used in connection with the operation of the Stations as of the Station Closing or thereafter acquired by Grantor or the Company and used or useful in the operation of the Stations, exclusive of all cash on-hand of Grantor or the Company and any payments due to the Company under the JSA;

(f)            Grantor’s and the Company’s rights and duties under the Station Purchase Agreement; and

(g)           All of the contracts, leases and other agreements relating to the ownership and operation of the Stations.

2.             Consideration for Option. This Option is granted for the Option Period (as the same may be extended pursuant to Section 3 hereof) in return for, among other consideration, the payment by Option Holder to Grantor of an amount equal to Five Thousand Five Hundred Dollars ($5,500.00), which shall be due and payable on the date of the Station Closing.

3.             Option Period. The Option shall be effective commencing on the date hereof (the “Effective Date”) and ending on the eighth anniversary of the Effective Date (the “Option Period”); provided, however, that the Option Period shall be extended automatically without any further action by Option Holder, Grantor or the Company if the Joint Sales Agreement (as the same may be amended from time to time, the “JSA”), dated as of the date hereof, by and between Option Holder and the Company, shall be renewed and, thereafter, the Option Period shall continue until the JSA is terminated in accordance with its terms. The Option may be exercised by Option Holder at any time during the Option Period.

4.             Exercise of Option; Withdrawal.

(a)           Option Holder may exercise the Option at any time during the Option Period by delivery of written notice thereof (the “Exercise Notice”) to Grantor, specifying whether Option Holder is exercising the Option with respect to the Subject Shares or the Assets. Upon exercise of the Option, Option Holder, Grantor and the Company shall be obligated to enter into the transactions to be consummated hereunder at the Option Closing, subject to the provisions of Sections 9 and 10 hereof, and Section 4(b) below.

(b)           Option Holder may withdraw any Exercise Notice prior to the Option Closing by written notice to Grantor of such withdrawal. No such withdrawal (and no withdrawal of any subsequent Exercise Notice) will affect Option Holder’s right subsequently to exercise the Option by delivering to Grantor during the Option Period one or more other Exercise Notices.

5.             Purchase of Subject Shares or Assets.

(a)           Purchase Price. At the Option Closing, and pursuant to the terms and subject to the conditions set forth in this Agreement, Option Holder shall pay to Grantor an amount equal to the Cash Purchase Price by federal wire transfer of same-day funds pursuant to wire instructions delivered to Option Holder by Grantor at least two business days prior to the Closing Date (or such other method of funds transfer as may be agreed upon by Option Holder and Grantor). The “Cash Purchase Price” shall be (i) in the event Option Holder exercises the Option with respect to the Assets, an amount equal to the sum of (x) the Base Value (as defined in Schedule 5(a) hereto) and (y) the Escalation Amount (as defined and calculated pursuant to Schedule 5(a) hereto), or (ii) in the event Option Holder exercises the Option with respect to the Subject Shares, an amount equal to (A) the sum of (x) the Base Value and (y) the Escalation Amount less (B) Outstanding Debt (as defined in Schedule 5(a) hereto).

(b)           Purchase of Subject Shares. Subject to Section 4(b), upon the exercise of the Option with respect to the Subject Shares, Grantor shall, on the Closing Date, deliver any and all stock certificates representing the Subject Shares, duly endorsed for transfer to Option Holder, together with appropriate stock powers duly endorsed for transfer to Option Holder.

(c)           Purchase of Assets.

(i)            Transfer of Assets. Subject to Section 4(b), upon the exercise of the Option with respect to the Assets, Grantor and the Company shall, on the Closing Date, sell, assign, transfer, convey and deliver to Option Holder all right, title and interest of Grantor and the Company in and to the Assets free and clear of liens, claims and encumbrances (“Liens”), except for Assumed Obligations, liens for taxes not yet due and payable and any other liens expressly identified and agreed to by the parties in writing (collectively, “Permitted Liens”).

(ii)           Excluded Assets. Except for those assets specifically identified in Section 1, the Assets shall not include any other assets, properties, interests or rights of any kind or description (the “Excluded Assets”). The Excluded Assets shall remain the property of Grantor or the Company, as the case may be.

(iii)          Assumption of Obligations. On the Closing Date, Option Holder shall assume and undertake to pay, discharge and perform all obligations of Grantor or the Company, as the case may be, as the holder of the Permits and the FCC Licenses, including all obligations to make all required FCC filings with respect thereto, and as the owner of the other Assets, including all leases and contracts included in such Assets, to the extent such obligations arise out of events occurring on or after the Closing Date (the “Assumed Obligations”).

(iv)          Excluded Obligations. Option Holder does not assume or agree to discharge or perform, and will not be deemed by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, and Grantor and the Company shall remain liable for, any liabilities, obligations or commitments of Grantor and the Company arising from the business or operation of the Stations before the Closing Date and any other obligations or liabilities other than the Assumed Obligations.

(v)           Allocation. Option Holder, Grantor and the Company will allocate the Cash Purchase Price in accordance with the respective fair market values of the Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. The allocation shall be determined by mutual agreement of the parties. Option Holder, Grantor and the Company agree to file their federal income tax returns and their other tax returns reflecting such allocation and to use such allocation for accounting and financial reporting purposes.

(d)           Closing. Upon the exercise of the Option, the consummation of the sale and purchase of the Subject Shares or the Assets, as the case may be, provided for in this Agreement (the “Option Closing”) shall take place no later than ten business days after the satisfaction or, to the extent permissible by law, the waiver (by the party for whose benefit the closing condition is imposed) of, the conditions specified in Sections 9 and 10 hereof. Alternatively, the Option Closing may take place at such other place, time or date as the parties may mutually agree upon in writing. The date on which the Option Closing is to occur is referred to herein as the “Closing Date.”

6.             Representations and Warranties of Grantor and the Company. Grantor and the Company, jointly and severally, represent and warrant to Option Holder as follows; provided, however, that neither Grantor nor the Company make any representation or warranty as to any action, event, occurrence or circumstance that (i) was or shall be caused by Option Holder or that arose, or shall arise from any omission by Option Holder to perform its obligations under the JSA or the Shared Services Agreement (the “SSA”), dated as of the date hereof, by and between the Company and Option Holder, or (ii) constitutes a breach by Sellers of a representation or warranty of Sellers under the Station Purchase Agreement:

(a)           The Company was organized as a Delaware corporation on August 21, 2007. Prior to the date hereof, the Company has not engaged in any business and does not have any liabilities or obligations, except those liabilities and obligations incurred in connection with its organization, the negotiation, execution, delivery and performance of this Agreement, the Station Purchase Agreement, the Assignment Agreement, the Letter Agreement (as hereinafter defined), the JSA and the SSA and the transactions contemplated hereby and thereby and incidental expenses incurred in connection therewith. The Company has no indebtedness for borrowed money, other than indebtedness incurred in connection with the performance of the Company’s obligations pursuant to the Station Purchase Agreement pursuant to a credit agreement or other financing arrangement contemplated by that certain Commitment Letter, dated as of August 31, 2007, from Banc of America Securities LLC, Wachovia Bank, National Association, Wachovia Capital Markets, LLC and CIT Lending Services Corporation in favor of Tucker Broadcasting of Traverse City, Inc., or any other financing arrangement provided by, or entered into with, Pilot Group L.P. or an Affiliate thereof (an “Acquisition Financing Arrangement”).

(b)           Each of Grantor and the Company has the power and authority and full legal capacity to enter into and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Grantor and the Company has been duly authorized and this Agreement constitutes a valid and binding obligation of each of Grantor and the Company enforceable against each of them in accordance with it terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           As of the Option Closing, Grantor owns 100% of the Subject Shares and Grantor has good and valid title to the Subject Shares free and clear of all liens. All of the Subject Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than the Subject Shares or pursuant to an Acquisition Financing Transaction, no class of interests in or equity interests of the Company is outstanding, and there are no outstanding subscriptions, warrants, options, calls, commitments or other rights to purchase or acquire, or securities convertible into or exchangeable for, any equity or debt interests of the Company or any obligation of the Company to issue or grant any thereof.

(d)           As of the Option Closing, the Company has good and marketable title to the Assets free and clear of all liens other than liens for taxes not yet due and payable and liens that will be discharged at or prior to the Option Closing.

(e)           As of the Closing Date, the Company is the holder of the FCC Licenses and such FCC Licenses are valid and in full force and effect.

(f)            As of the Closing Date, Grantor and the Company shall have filed all material returns, reports, and statements that Grantor or the Company, as the case may be, is required to file with the FCC and the Federal Aviation Administration. Except as set forth on Schedule 6(f) hereto, (i) there is no action, suit or proceeding pending or, to Grantor’s knowledge, threatened in writing against Grantor or the Company in respect of the Stations seeking to enjoin the transactions contemplated by this Agreement; and (ii) to Grantor’s knowledge, there are no governmental claims or investigations pending or threatened against Grantor or the Company in respect of the Stations (except those affecting the broadcasting industry generally).

(g)           No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Grantor or the Company or any other party acting on Grantor’s or the Company’s behalf.

The parties agree that Schedule 6(f) hereto may be updated by Grantor as of the Closing Date.

7.             Representations and Warranties of Option Holder. Option Holder represents and warrants to Grantor and the Company as follows:

(a)           Option Holder is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)           Option Holder has the power and authority to enter into and perform its obligations under this Agreement.

(c)           The execution, delivery and performance of this Agreement by Option Holder has been duly authorized and this Agreement constitutes a valid and binding obligation of Option Holder enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)           No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Option Holder or any party acting on Option Holder’s behalf.

8.             Covenants of Grantor and the Company  During the Option Period, and subject to the JSA and SSA, and the performance by Option Holder of its obligations thereunder, Grantor and the Company, jointly and severally, covenant to:

(a)           Maintain insurance on the Assets and with respect to the operation of the Stations in such amounts and in such nature as in effect on the date hereof;

(b)           Operate the Stations in all material respects in accordance with the terms of the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), the rules and published policies of the FCC (“FCC Rules”) and all other statutes, ordinances, rules and regulations of governmental authorities;

(c)           Refrain from taking any action that would cause the FCC Licenses not to be in full force and effect or to be revoked, suspended, cancelled, rescinded, terminated or expired;

(d)           File all material returns, reports, and statements that Grantor or the Company, as the case may be, is required to file with the FCC and the Federal Aviation Administration;

(e)           Other than pursuant to an Acquisition Financing Arrangement, not mortgage, pledge, subject to any lien or otherwise encumber (or cause any of the foregoing to occur) any of the Assets or Subject Shares or any other outstanding equity interests or assets of Grantor or the Company;

(f)            Not sell, lease or otherwise dispose of any of the Assets in a manner that is inconsistent with this Agreement, except for properties and assets sold or replaced with others of like kind and value in the ordinary course of business; and

(g)           Not issue any subscription, warrant, option, calls, commitments or other rights to purchase or acquire any equity or debt interests, or any securities convertible into or exchangeable for any equity or debt interests, of Grantor or the Company (other than pursuant to an Acquisition Financing Arrangement).

Notwithstanding anything to the contrary contained herein, to the extent that the obligations of Grantor or the Company hereunder would require the incurrence of an Other Expense as defined in the JSA, such obligation or covenant shall be subject to the terms and conditions of the JSA.

9.             Grantor and the Company Closing Conditions.

Subject to the exercise of the Option pursuant to the terms and subject to the conditions of this Agreement, the obligations of Grantor and the Company hereunder are subject to satisfaction or waiver, at or prior to the Option Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants. The representations and warranties of Option Holder made in this Agreement shall be true and correct in all material respects at and as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Option Holder at or prior to the Option Closing shall have been complied with or performed in all material respects. Grantor shall have received a certificate dated as of the Closing Date from Option Holder, executed by an authorized officer of Option Holder, to the effect that the conditions set forth in this Section 9(a) have been satisfied.

(b)           FCC Consent. The FCC Consent shall have been obtained and be in effect and no court or governmental order prohibiting the Option Closing shall be in effect.

(c)           No Prohibitions. No injunction, restraining order or decree of any nature of any governmental authority of competent jurisdiction shall be in effect that restrains or prohibits any party from consummating the transactions contemplated by this Agreement.

10.          Option Holder Closing Conditions.

Subject to the exercise of the Option pursuant the terms and subject to the conditions of this Agreement, the obligations of Option Holder hereunder are subject to satisfaction or waiver, at or prior to the Option Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants. The representations and warranties of Grantor and the Company made in this Agreement shall be true and correct in all material respects at and as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Grantor and the Company at or prior to the Option Closing shall have been complied with or performed in all material respects. Option Holder shall have received certificates dated as of the Closing Date from each of the Company and Grantor, executed by an authorized officer of each of the Company and Grantor to the effect that the conditions set forth in this Section 10(a) have been satisfied.

(b)           FCC Consent. The FCC Consent shall have been obtained and constitute a Final Order, and no court or governmental order prohibiting the Option Closing shall be in effect. For purposes hereof, “Final Order” shall mean an action by the FCC or other regulatory authority having jurisdiction (i) with respect to which action no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review or notice of appeal or other judicial petition for review is pending and (ii) as to which the time for filing any such request, motion, petition, application, appeal or notice and for entry of orders staying, reconsidering or reviewing on the FCC’s or such other regulatory authority’s own motion has expired.

(c)           No Prohibitions. No injunction, restraining order or decree of any nature of any governmental authority of competent jurisdiction shall be in effect that restrains or prohibits any party from consummating the transactions contemplated by this Agreement.

11.          Closing Deliveries.

(a)           Purchase of Subject Shares.

(i)            Grantor Documents. Subject to the exercise of the Option with respect to the Subject Shares pursuant to the terms and subject to the conditions of this Agreement, at the Option Closing Grantor shall deliver or cause to be delivered to Option Holder:

(A)          certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby, by Grantor;

(B)           the certificates described in Section 10(a) hereof;

(C)           all stock certificates representing the Subject Shares, duly endorsed for transfer to Option Holder accompanied by appropriate stock powers duly endorsed for transfer to Option Holder;

(D)          a certificate from the Secretary of State of the State of Delaware as to the Company’s good standing and payment of all taxes in such jurisdiction dated within three days of the Closing Date; and

(E)           such other documents, certificates, payments, assignments, transfers and other deliveries as Option Holder may reasonably request and as are customary to effect a closing of the matters herein contemplated.

(ii)           Option Holder Documents. Subject to the exercise of the Option with respect to the Subject Shares pursuant to the terms and subject to the conditions of this Agreement, at the Option Closing Option Holder shall deliver or cause to be delivered to Grantor:

(A)          the certificate described in Section 9(a) hereof;

(B)           the Cash Purchase Price; and

(C)           such other documents, certificates, payments, assignments, transfers and other deliveries as Grantor may reasonably request and as are customary to effect a closing of the matters herein contemplated.

(b)           Purchase of Assets.

(i)            Grantor Documents. Subject to the exercise of the Option with respect to the Assets pursuant to the terms and subject to the conditions of this Agreement, at the Option Closing Grantor and the Company shall deliver or cause to be delivered to Option Holder:

(A)          certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby, by Grantor and the Company;

(B)           the certificates described in Section 10(a) hereof

(C)           the Assignment and Assumption Agreement in the form attached hereto as Exhibit A;

(D)          the Assignment and Assumption Agreement FCC Licenses in the form attached hereto as Exhibit B; and

(E)           such other bills of sale, assignments and other instruments of conveyance, assignment and transfer as may be necessary to convey, transfer and assign to Option Holder the Assets, free and clear of Liens, except for Permitted Liens.

(ii)           Option Holder Documents. Subject to the exercise of the Option with respect to the Assets pursuant to the terms and subject to the conditions of this Agreement, at the Option Closing Option Holder shall deliver or cause to be delivered to Grantor and the Company:

(A)          the certificate described in Section 9(a) hereof;

(B)           the Cash Purchase Price;

(C)           the Assignment and Assumption Agreement in the form attached hereto as Exhibit A;

(D)          the Assignment and Assumption Agreement FCC Licenses in the form attached hereto as Exhibit B; and

(E)           such other documents and instruments of assumption as may be necessary to assume the Assumed Obligations.

12.          Survival; Indemnification.

(a)           Survival. The representations and warranties in this Agreement shall survive the Option Closing for twelve months after the Closing Date, whereupon they shall expire and be of no further force or effect, except those under this Section 12 that relate to Damages for which written notice is given by the Indemnified Party to the Indemnifying Party prior to the expiration, which shall survive until resolved.

(b)           Indemnification.

(i)            Subject to the limitations set forth in Section 12(c) below, from and after the Option Closing, Grantor shall defend, indemnify and hold harmless Option Holder from and against any and all losses, costs, damages, claims, suits, actions, judgments, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”), incurred by Option Holder arising out of or resulting from (A) any material inaccuracy in, or breach or nonfulfillment of, any of the representations, warranties, covenants or agreements made by Grantor or the Company in this Agreement or default by Grantor or the Company under this Agreement, or (B) in the case of the sale of the Assets, obligations or liabilities of Grantor or the Company regarding the Stations other than the Assumed Obligations.

(ii)           From and after the Option Closing, Option Holder shall defend, indemnify and hold harmless Grantor from and against any and all Damages incurred by Grantor arising out of or resulting from (A) any material inaccuracy in, or breach or nonfulfillment of, any of the representations, warranties, covenants or agreements made by Option Holder in this Agreement or default by Option Holder under this Agreement; (B) the Assumed Obligations, in the case of the sale of the Assets, or the business or operations of the Stations after the Closing Date; and (C) any taxes owed by Option Holder for any period following the Closing Date.

(iii)          From and after the date hereof, Option Holder shall defend, indemnify and hold harmless Grantor from and against any and all Damages incurred by Grantor arising out of or resulting from (A) in the case of the sale of the Assets, the performance of the Company’s obligations under the Station Purchase Agreement (without limiting the obligation of the Company pursuant to the terms and subject to the conditions of that certain letter agreement, dated as of the date hereof, by and among the parties to this Agreement (the “Letter

Agreement”)), (B) the business or operations of the Stations during the period prior to the Station Closing, (C) any act or omission, event or occurrence that was or shall be caused by Option Holder, its agents or affiliates (including any predecessor in interest thereto) relating to the business or operations of Option Holder or the Stations, (D) the operation of the Stations or the conduct of the business thereof from and after the Station Closing and continuing through the Option Period and any extensions thereof (including without limitation in connection with any fines or penalties imposed by the FCC), except to the extent arising from, relating to, or as a result of the actions or omissions of Grantor’s employees and representatives in performing their duties, or in acting outside the scope of their employment, with respect to the operation of the Stations during the Option Period and any extensions thereof, which actions or omissions constitute willful misconduct or gross negligence, and (E) the negotiation and the document preparation and execution relating to the Station Purchase Agreement, the Assignment Agreement, this Agreement, the JSA, the SSA and the Letter Agreement and any amendments thereto; provided, however, that this paragraph (iii) shall not extend to Damages to the extent arising out of or resulting from a breach by Grantor or the Company of their representations, warranties, covenants or agreements in this Agreement, the Assignment Agreement, the Letter Agreement or the Station Purchase Agreement or from the gross negligence or willful misconduct of Grantor or the Company or any of their employees, agents or affiliates.

(iv)          Indemnification Procedures. If any person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification for, or receives notice of the assertion or commencement of any action, suit, claim or legal, administrative, arbitration, mediation, governmental or other proceeding or investigation, other than any brought by a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) as to which such Indemnified Party intends to seek indemnification under this Agreement, such Indemnified Party shall give reasonably prompt written notice of such claim to the party from whom indemnification is to be sought (an “Indemnifying Party”), together with a statement of any available information regarding such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) days after receipt from the Indemnified Party of notice of such claim, to conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party (which notice shall specify the counsel the Indemnifying Party will appoint to defend such claim (“Defense Counsel”); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed). The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim. If the Indemnifying Party delivers a Defense Notice to the Indemnified Party, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by the Indemnifying Party, all at the expense of the Indemnifying Party.

(v)           If the Indemnifying Party shall fail to give a Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the costs and expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party elects to conduct the defense of the subject Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one counsel for all Indemnified Parties in connection with any Third Party Claim.

(vi)          Regardless of which party defends a Third Party Claim, the other party shall have the right at its expense to participate in the defense of such Third Party Claim, assisted by counsel of its own choosing. The Indemnified Party shall not compromise, settle, default on, or admit liability with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and, if the Indemnified Party settles, compromises, defaults on, or admits liability with respect to a Third Party Claim except in compliance with the foregoing, the Indemnified Party will be liable for all Losses paid or incurred in connection therewith and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect thereto. The Indemnifying Party shall not compromise or settle a Third Party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, unless such compromise or settlement includes as a term thereof an unconditional release of the Indemnified Party and such compromise or release does not impose any non-monetary obligations on the Indemnified Party other than immaterial administrative obligations (and all monetary obligations are subject to the indemnification provisions of this Agreement), in which case the consent of the Indemnified Party shall not be required.

(vii)         After any final decision, judgment or award shall have been rendered by a court or governmental entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or after a settlement shall have been consummated, or after the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall deliver to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within ten (10) business days after the date of such notice.

(viii)        It is the intent of the parties that all direct claims by an Indemnified Party against a party not arising out of Third Party Claims shall be subject to and benefit from the terms of this Section 12(b). Any claim under this Section 12(b) by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of 20 days within which to satisfy such Direct Claim. If the Indemnifying Party does not so respond within such 20 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Section 12(b).

(ix)           A failure by an Indemnified Party to give timely, complete, or accurate notice as provided in this Section 12(b) shall not affect the rights or obligations of either party hereunder except to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially adversely affected or damaged as a result of such failure to give timely, complete, and accurate notice.

(x)            The parties shall use their commercially reasonable efforts to collect the proceeds of any insurance that would have the effect of reducing any Damages (in which case such proceeds shall reduce such Losses). To the extent any Damages of an Indemnified Party are reduced by receipt of payment under insurance policies or from third parties not affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) shall be credited against such Damages and, if indemnification payments shall have been received prior to the collection of such proceeds, the Indemnified Party shall remit to the Indemnifying Party the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Losses. The indemnification obligations hereunder shall survive any termination of this Agreement.

(c)           NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES).

13.          Specific Performance. Grantor, the Company and Option Holder acknowledge and agree that, due to the unique nature of the subject matter of this Agreement, Option Holder would suffer irreparable damages in the event of breach of this Agreement, which damages could not adequately be compensated except by specific performance of this Agreement. Accordingly, without limiting any other remedy that may be available to Option Holder at law or equity, in the event of a breach by Grantor or the Company of this Agreement, it is agreed that Option Holder shall be entitled to temporary and permanent injunctive relief, including, but not limited to, specific performance hereof, without any showing of actual damage or inadequacy of legal remedy, in any proceeding before a court of law with proper jurisdiction to hear the matter, which may be brought to enforce this Agreement. Grantor and the Company hereby waive any defense that there is an adequate remedy at law for such breach of this Agreement.

14.          Expenses. Option Holder agrees to reimburse Grantor, within fifteen days of invoicing with reasonable documentation, for its reasonable and customary fees, costs and out-of-pocket expenses, including filing fees and reasonable and customary attorneys’ fees, incurred in connection with the performance of its covenants and obligations hereunder; provided, however, that, for the avoidance of doubt, Option Holder shall have no reimbursement obligation with respect to claims, actions or proceedings brought by or on behalf of Grantor against Option Holder.

15.          Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

16.          Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Grantor, the Company and Option Holder.

17.          Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliances as set forth in this Section 17.

18.          Notices. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in written or electronic form, and shall be deemed delivered (a) on the date of delivery when (i) delivered by hand or (ii) sent by reputable overnight courier maintaining records of receipt and (b) on the date of transmission when sent by facsimile or other electronic transmission during normal business hours with confirmation of transmission by the transmitting equipment; provided, however, that any such communication delivered by facsimile or other electronic transmission shall only be effective if such communication is also delivered by hand or deposited with a reputable overnight courier maintaining records of receipt within two business days after its delivery by facsimile or other electronic transmission. All such communications shall be addressed to the parties at the address set forth in Exhibit C, or at such other address as a party may designate upon ten days’ prior written notice to the other party.

19.          Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Grantor or the Company without the prior written consent of Option Holder, which consent shall not be unreasonably withheld. Without the consent of Grantor and the Company, Option Holder may assign its rights and obligations under this Agreement to any other party or parties; provided, however, that Option Holder, as assignor, shall not thereby be released of its obligations hereunder.

20.          No Third Party Beneficiaries. Except as expressly provided herein, this Agreement is not intended to, and shall not, confer upon any other person except the parties hereto any rights or remedies hereunder.

21.          Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.

22.          Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid or enforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

23.          Publicity. None of Grantor, the Company or Option Holder shall make or issue or cause to be made or issued, any announcement (written or oral) concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall provide a draft copy thereof to the other party hereto, and consult with such other party concerning the timing and content of such announcement, before such announcement is made.

24.          FCC Approval.

(a)           Notwithstanding any provision to the contrary herein, Option Holder’s rights under this Agreement are subject to the Communications Act and the FCC Rules.

(b)           As soon as reasonably practicable, but in no event later than five business days after Option Holder’s delivery of the Exercise Notice, the parties shall file an application (the “Consent Application”) with the FCC requesting the FCC’s written consent to (i) the assignment of the FCC Licenses from the Company to Option Holder or (ii) the transfer of control of the Company from Grantor to Option Holder, as the case may be, including, as applicable, any waiver of such FCC Rules as Option Holder may deem appropriate or desirable (a “Waiver Request”). In addition, each party hereto covenants and agrees to (i) prepare, file and prosecute any alternative application, petition, motion, request (including any Waiver Request) or other filing (including, upon the request of Option Holder, any motion for leave to withdraw or dismiss any Consent Application or other filing made by the parties in connection with the transactions contemplated by this Agreement) (collectively, the “Additional Applications” and, together with the Consent Application, the “FCC Applications”); (ii) file any amendment or modification to the FCC Applications; (iii) provide to Option Holder any information, documents or other materials reasonably requested by Option Holder in connection with the preparation of any such FCC Applications, including without limitation any Waiver Request; (iv) prosecute the FCC Applications with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain a favorable conclusion with regard to the FCC Applications; (v) otherwise take any other action with respect to the FCC as may be reasonably necessary or reasonably requested by Option Holder in connection with the transactions contemplated hereby; and (vi) cooperate in good faith with the other party with respect to the foregoing covenants, all as may be determined by Option Holder to be reasonably necessary or appropriate or advisable in order to consummate the transactions contemplated hereby upon the exercise of the Option. Each party shall promptly provide the other with a copy of any pleading, order or other document served on it relating to the FCC Applications, shall furnish all information required by the FCC and shall be represented at all meetings or hearings scheduled to consider the FCC Application. The FCC’s written consent to the assignment of the FCC Licenses or transfer of the Subject Shares, as the case may be, contemplated hereby is referred to herein as the “FCC Consent.”  The parties each agree to comply with any condition imposed on them by any FCC Consent, except that no party shall be required to comply with a condition if such condition requires such party to divest any of its direct or indirect assets. The parties shall oppose any petitions to deny or other objections filed with respect to the application for any FCC Consent and any requests for reconsideration or review of any FCC Consent.

25.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart of the Agreement by facsimile or electronic transmission will be deemed to be an original counterpart of the Agreement so transmitted.

26.          Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

27.          Entire Agreement. This Agreement, including the documents delivered pursuant to this Agreement or other written agreements referring specifically to this Agreement, and the Letter Agreement embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. The Schedule(s) and Exhibit(s) hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior negotiations, agreements and understandings between the parties with respect to the transactions contemplated by this Agreement and all letters of intent and other writings executed prior to the date hereof relating to such negotiations, agreements and understandings.

28.          Sale of Station WPBN-TV and WTOM-TV. In the event that Barrington Traverse City License LLC (i) sells all or substantially all of the assets, including the FCC licenses, of television broadcast stations WPBN-TV and WTOM-TV and (ii) Option Holder does not exercise the Option within 30 days of the closing of such sale or otherwise notifies Grantor of Option Holder’s intention to not exercise the Option following the closing of such sale, then Grantor and the Company shall have the right, in their sole discretion, to terminate this Agreement effective immediately upon written notice to Option Holder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Option Agreement as of the day and year first written above.

GRANTOR:

TUCKER MEDIA AND MANAGEMENT CONSULTING L.L.C.

By:	/s/ Benjamin W. Tucker
Name: Benjamin W. Tucker
Title: Manager

THE COMPANY:

TUCKER BROADCASTING OF TRAVERSE CITY, INC.

By:	/s/ Benjamin W. Tucker
Name: Benjamin W. Tucker
Title: President

OPTION HOLDER:

BARRINGTON TRAVERSE CITY LLC

By:	/s/ Paul M. McNicol
Name: Paul M. McNicol
Title: Senior Vice President/Secretary

Exhibit A – Form of Assignment Agreement

This Assignment and Assumption Agreement (this “Agreement”) is made as of [                          ], 20[    ], by and among TUCKER BROADCASTING OF TRAVERSE CITY, INC., a Delaware corporation (“Seller”), TUCKER MEDIA AND MANAGEMENT CONSULTING L.L.C., a Delaware limited liability company (“Parent”), and BARRINGTON TRAVERSE CITY LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller, Parent and Buyer are parties to that certain Option Agreement, dated as of [              ], 2007 (the “Option Agreement”); and

WHEREAS, Seller and Parent desire to assign to Buyer all of Seller’s and Parent’s right, title and interest in, to and under the contracts relating to the business of the Stations (as defined in the Option Agreement) (collectively, the “Assumed Contracts”), and Buyer is willing to accept assignment of such rights and assume such duties and obligations arising under or in connection with the Assumed Contracts, in each case pursuant to the terms and subject to the conditions of the Option Agreement and this Agreement (including Section 6 hereof).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Seller, Parent and Buyer, intending to be legally bound, hereby agree as follows:

1.     Defined Terms; Interpretation. Except as otherwise set forth herein, capitalized terms used herein have the meanings assigned to them in the Option Agreement.

2.     Assignment and Assumption. Pursuant to the terms and subject to the conditions of the Option Agreement and effective as of the date hereof, (a) Seller and Parent hereby convey, assign, and transfer to Buyer, its successors and assigns, all of Seller’s and Parent’s rights, titles and interests in, to and under the Assumed Contracts, free and clear of any and all liens, and delegate to Buyer all of their respective duties and obligations to be performed, or arising on or after the date hereof in connection with or under the Assumed Contracts, and (b) Buyer hereby accepts the above assignment of rights and delegation of duties and obligations and agrees to be bound by and to assume such duties and obligations arising under or in connection with the Assumed Contracts to be performed or arising on or after the date hereof.

3.     Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record, and to cause to be executed, acknowledged, delivered, filed and recorded, such further certificates, instruments, and documents and to do, and cause to be done, all such other acts and things, as may be required by law, or as may, in the reasonable opinion of the other party hereto, be necessary or advisable to carry out the purposes of this Agreement.

4.     Binding Effect; Amendments. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought.

5.     Governing Law. Construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

6.     Option Agreement Controlling. Notwithstanding any other provisions of this Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, or any of the obligations, of Seller, Parent or Buyer set forth in the Option Agreement. This Agreement is subject to and controlled by the terms of the Option Agreement.

7.     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

Tucker Broadcasting of Traverse City, Inc.		Barrington Traverse City LLC

By:		By:
	Name:	Name:
	Title:	Title:

Tucker Media and Management Consulting L.L.C.

By:
Name:
Title:

Exhibit B – Form of Assignment and Assumption Agreement FCC Licenses

ASSIGNMENT AND ASSUMPTION AGREEMENT

FCC LICENSES

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of                 , 200     (“Agreement”), is made, executed and delivered by Tucker Media and Management Consulting L.L.C., a Delaware limited liability company (“Parent”), Tucker Broadcasting of Traverse City, Inc., a Delaware corporation (the “Company”, and together with Parent, “Assignor”), and Barrington Traverse City LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to Assignee’s exercise of the option to purchase, among other assets, the FCC Licenses listed on Attachment A attached hereto (the “FCC Licenses”) granted to Assignee by Assignor under that certain Option Agreement, dated as of                     , 2007, by and among Parent, the Company and Assignee (the “Option Agreement”), Assignor has agreed to convey and assign to Assignee, and Assignee has agreed to assume, subject to the consent of the Federal Communications Commission (the “FCC”), the FCC Licenses;

WHEREAS, the FCC has granted its consent to the assignment of the FCC Licenses from Assignor to Assignee; and

WHEREAS, Assignor desires to transfer and assign to Assignee all of Assignor’s right, title and interest in and to the FCC Licenses and Assignee desires to assume Assignee’s obligations with respect thereto;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee, intending to be legally bound, hereby agree as follows:

1.             Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Option Agreement.

2.             Assignor does hereby assign and deliver to Assignee all right, title and interest in and to the FCC Licenses. Assignor shall remain liable for all of the obligations and liabilities arising under the FCC Licenses insofar as such obligations and liabilities relate to the time period prior to the Closing Date.

3.             Assignee hereby agrees that it shall assume and discharge and perform, insofar as they relate to the time period beginning on and after the Closing Date, all the obligations and liabilities of Assignor under the FCC Licenses. Assignee shall not assume any other obligations or liabilities of the Assignor pursuant to this Agreement.

4.             Assignor and Assignee shall each execute and deliver such other documents and take such other actions as the other party hereto may reasonably request, at the FCC or otherwise, to confirm the assignment executed hereby and to vest title in and to the FCC Licenses in Assignee, except that Assignee shall promptly execute and file a consummation notice at the FCC as required by FCC Rules, a copy of which shall be delivered to Assignor.

5.             Notwithstanding any other provisions of this Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, and any of the obligations, of Assignor set forth in the Purchase Agreement, including, without limitation, any limits on indemnification specified therein. This Agreement is subject to and controlled by the terms of the Purchase Agreement. Nothing contained herein is intended to modify or supersede any of the provisions of the Purchase Agreement.

6.             This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.             This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York (without regard to the choice of law provisions thereof).

8.             This Agreement cannot be amended, supplemented, or changed except by an agreement in writing that is signed by the parties hereto.

9.             This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, Parent and Assignee have executed this Agreement as of the date first above written.

TUCKER BROADCASTING OF TRAVERSE CITY, INC.

By:
Name:
Title:

TUCKER MEDIA AND MANAGEMENT CONSULTING L.L.C.

By:
Name:
Title:

BARRINGTON TRAVERSE CITY LLC

By:
Name:
Title:

Exhibit C - Notices

If to Option Holder, to:

Barrington Traverse City LLC

745 Fifth Avenue

24th Floor

New York, NY  10151

Attention:  Paul McNicol

Fax:  (212) 486-2896

with a copy (which shall not constitute notice) to:

Barrington Broadcasting LLC

2500 West Higgins Road, Suite 880

Hoffman Estates, IL 60195

Attention:  K. James Yager

Fax:  847-755-3045

and

Covington & Burling LLP

1201 Pennsylvania Ave., N.W.

Washington, D.C. 20004-2401

Fax:   202-662-6291

Attention:   Eric Dodson Greenberg, Esq.

If to Grantor or the Company to:

Tucker Broadcasting of Traverse City, Inc.

Attention:  Ben Tucker, President

9434 N. Sunset Ridge

Fountain Hills, AZ 85268

Phone:  (480)836-2181

Email:  bentucker13@cox.net

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW

Washington, DC 20037-1122

Attention:  Clifford M. Harrington

Phone:  202-663-8525

Fax:  202-663-8007

Schedule 5(a)

1.             For purposes of this Agreement, the “Base Value” shall be an amount equal to the aggregate amount payable by the Company at the Station Closing pursuant to the Station Purchase Agreement; provided, however, that in the event that the Company shall have elected to borrow the purchase price with respect to its payment obligations under the Station Purchase Agreement pursuant to an Acquisition Financing Arrangement, the “Base Value” shall equal the Outstanding Debt.

2.             For purposes of this Agreement, the “Outstanding Debt” shall be an amount equal to the total outstanding balance of debt, if any, for borrowed money of the Company pursuant to an Acquisition Financing Arrangement.

3.             For purposes of this Agreement, the “Escalation Amount” shall be an amount equal to the greater of (A) the Fixed Appreciation Amount or (B) the Net Broadcast Cash Flow Amount.

For purposes hereof, the “Fixed Appreciation Amount” equals the product of (i) the number of calendar years (including fractions of years) during the Option Period prior to the exercise of the Option, times (ii) an amount equal to $27,000; “Net Broadcast Cash Flow Amount” means the product of (x) the number of calendar years (including fractions of years) during the Option Period prior to the exercise of the Option, times (y) the average net broadcast cash flow (as determined by Option Holder) for the preceding 12-month period (or if the Option is exercised prior to the first anniversary of the Effective Date, the average net broadcast cash flow for the period following the Effective Date); provided, however, that the Net Broadcast Cash Flow Amount shall not exceed $54,000. Solely with respect to that portion of the Cash Purchase Price constituting the Escalation Amount, the parties shall apply as a credit against such amount an amount equal to $5,000 multiplied by the number of months (including fractions of months) between the date of the Station Closing and the date of the Option Closing. In no event shall the Escalation Amount result in an internal rate of return that is less than zero.